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                                                                    EXHIBIT 99.2

Contact:   Richard W. FitzGerald
           Chief Financial Officer
           (713) 335-7000


FOR IMMEDIATE RELEASE


                   UNIVERSAL COMPRESSION ANNOUNCES CLOSING OF
                             INITIAL PUBLIC OFFERING


         Houston, May 31, 2000 -- Universal Compression Holdings, Inc. (NYSE:
UCO) today announced the closing of its initial public offering of 7 million shares of common stock at $22.00 per share. Universal Compression's common stock is listed on the New York Stock Exchange under the symbol "UCO."

         The offering was managed by Merrill Lynch & Co., Salomon Smith Barney, Deutsche Banc Alex. Brown, First Union Securities, Inc. and Wasserstein Perella Securities, Inc. The shares were offered concurrently in the United States and internationally. The company has granted the underwriters an option to purchase up to an additional 1.05 million shares to cover over-allotments, if any.

         All shares were sold by the company. Universal Compression received approximately $142.9 million in net proceeds from the offering. A new operating lease facility and revolving credit facility also closed concurrently with the offering.

         Information about this offering is available in the prospectus filed with the Securities and Exchange Commission. Copies of the prospectus may be obtained from Merrill Lynch & Co., One Houston Center, 1221 McKinney, Suite 2700, Houston, Texas 77010. Additional information upon which the New York Stock Exchange relied to approve the listing of the company is included in the listing application, which is available to the public upon request.

         This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful.

         Universal Compression Holdings, Inc., together with its operating subsidiary Universal Compression, Inc., is headquartered in Houston, Texas and is a leading natural gas compression services company, providing a full range of rental, sales, operations, maintenance and fabrication services, and products to the natural gas industry.